Exhibit (b)(1)

BANK OF AMERICA, N.A. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED ONE BRYANT PARK NEW YORK, NY 10036	BARCLAYS CAPITAL 745 SEVENTH AVENUE NEW YORK, NY 10019	RBC CAPITAL MARKETS ROYAL BANK OF CANADA ONE LIBERTY PLAZA NEW YORK, NY 10006	HSBC BANK USA, N.A. HSBC SECURITIES (USA) INC. 452 FIFTH AVENUE NEW YORK, NY 10018

CONFIDENTIAL

December 15, 2010

Axcan Intermediate Holdings Inc.

c/o Axcan Pharma Inc.

597 Laurier Boulevard

Mont-Saint-Hilaire, Quebec J3H 6C4

Attention: Steve Gannon

Project Fort

Second Amended and Restated Commitment Letter

Ladies and Gentlemen:

You (“you” or the “Borrower”) have advised each of Bank of America, N.A. (“Bank of America”), Royal Bank of Canada (“Royal Bank”), Barclays Bank PLC (“Barclays”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), RBC Capital Markets1 (“RBCCM”), HSBC Bank USA, N.A. (“HSBC Bank”), HSBC Securities (USA) Inc. (“HSBC Securities”) and Barclays Capital, the investment banking division of Barclays (“Barclays Capital” and, collectively, “we”, “us” or the “Commitment Parties”), that a newly created wholly owned direct or indirect subsidiary of the Borrower organized under the laws of The Netherlands (“Newco”), formed at your direction, intends to commence a tender offer (the “Offer”) to acquire all of the common stock of a company previously identified to the Commitment Parties as “Fort”, a company organized under the laws of the Netherlands (the “Company”). You have further advised us that, in connection with the foregoing, you and the Company intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description or the Summaries of Principal Terms and Conditions attached hereto as Exhibits B and C (collectively, the “Term Sheets”; this commitment letter, the Transaction Description, the Term Sheets and the Summary of Additional Conditions attached hereto as Exhibit D, collectively, the “Commitment Letter”). This Second Amended and Restated Commitment Letter, upon acceptance by you, amends, restates and supersedes and replaces in its entirety as of the date first above written the Amended and Restated Commitment Letter dated November 30, 2010 among the parties hereto, and such Amended and Restated Commitment Letter dated November 30, 2010, upon acceptance by you, shall be of no further force or effect.

[1]	RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

1. Commitments.

In connection with the Transactions, (a) (i) each of Bank of America, Royal Bank, HSBC Bank and Barclays (each an “Initial Revolving Lender” and, collectively, the “Initial Revolving Lenders”) is pleased to advise you of its several, but not joint, commitment and agreement to consent and vote 100% of the Existing Revolving Credit Commitments (and related loans) now or hereafter held by it (and shall use commercially reasonably efforts to cause its affiliates to consent and vote 100% of the Existing Revolving Credit Commitments (and related loans) now or hereafter held by such affiliate) to approve the Amendment, including to extend the maturity of such Existing Revolving Credit Commitments (and related loans), and (ii) each of Bank of America, Royal Bank and Barclays is pleased to advise you of its several, but not joint, commitment to use commercially reasonable efforts to purchase and assume additional Existing Revolving Credit Commitments (and related loans) at the then prevailing market price, not to exceed par, from lenders under the Existing Credit Agreement to the extent necessary to have the Amendment approved in accordance with the requirements of the Existing Credit Agreement such that the maturity of at least $99.0 million of aggregate Existing Revolving Credit Commitments (and related loans) shall have been extended as set forth in Exhibit B (inclusive of Existing Revolving Credit Commitments (and related loans) held by HSBC Bank), provided that none of Bank of America, Royal Bank nor Barclays shall be required to hold greater than $25.0 million of aggregate Existing Revolving Credit Commitments, or (b) in the alternative, each of the Initial Revolving Lenders is pleased to advise you of its several, but not joint, commitment to provide (i) $25.0 million of the aggregate principal amount of the New Revolving Facility in the case of each of Bank of America, Royal Bank and Barclays, respectively, and (ii) $24.0 million in the case of HSBC Bank, in each case, with respect to the foregoing clause (b), of the aggregate principal amount of the New Revolving Facility, subject only to the conditions provided in Section 6 of this Commitment Letter.

In addition, in furtherance of the foregoing, each of Bank of America, Royal Bank, HSBC Bank and Barclays agrees that it shall not assign or novate any Existing Revolving Commitment (and related loans) held on the date hereof or hereafter acquired by it (and shall use its commercially reasonable efforts to cause its affiliates, not to assign or novate any Existing Revolving Commitment held on the date hereof or hereafter acquired by such affiliate) to any person until the earlier of (i) the termination of the commitments hereunder and (ii) the Closing Date (as defined below).

In connection with the Transactions, each of Bank of America, Royal Bank, Barclays and HSBC Bank (each an “Initial Bridge Lender” and, collectively, the “Initial Bridge Lenders”; and the Initial Bridge Lenders together with the Initial Revolving Lenders, collectively, the “Initial Lenders”) is pleased to advise you of its several, but not joint, commitment to provide (a) 28-1/3% of the Bridge Facility in the case of each of Bank of America, Royal Bank and Barclays, respectively, and (b) 15% in the case of HSBC Bank, in each case, of the aggregate principal amount of the Bridge Facility, subject only to the conditions provided in Section 6 of this Commitment Letter.

2. Titles and Roles.

It is agreed that (a) with respect to the Amendment and, if applicable, the New Revolving Facility, (i) each of MLPF&S, RBCCM, HSBC Securities and Barclays Capital will act as a co-lead arranger (each a “Revolving Facility Lead Arranger” and, collectively, the “Revolving Facility Lead Arrangers”), (ii) each of MLPF&S, RBCCM, HSBC Securities and Barclays Capital will act as a joint bookrunner, (iii) Bank of America will act as administrative agent and collateral agent (in such capacity, the “Revolving Administrative Agent”), (iv) RBCCM will act as the syndication agent, and (v) Barclays and HSBC Bank will act as the co-documentation agents; and (b) with respect to the Bridge Facility, (i) each of MLPF&S, RBCCM, HSBC Securities and Barclays Capital will act as a co-lead arranger (each. a

“Bridge Lead Arranger” and, collectively, the “Bridge Lead Arrangers”; and together with the Revolving Facility Lead Arrangers, the “Lead Arrangers”), (ii) each of MLPF&S, RBCCM, HSBC Securities and Barclays Capital will act as a joint bookrunner, (iii) Bank of America will act as administrative agent and collateral agent (in such capacity, the “Bridge Administrative Agent”), (iv) RBCCM will act as syndication agent, and (v) Barclays and HSBC Bank will act as the co-documentation agents. You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender (as defined below) in connection with the Facilities unless you and we shall so agree; provided, that MLPF&S shall have “left side” designation and shall appear on the top left of any Information Materials (as defined below) and all other offering or marketing materials in respect of the Revolving Facility (including the Amendment), and the Bridge Facility and will hold the roles and responsibilities conventionally understood to be associated with such name placement.

3. Syndication.

The Lead Arrangers intend and reserve the right, both prior to and after the Closing Date (as defined below), to syndicate all or a portion of the Initial Lenders’ respective commitments in respect of the New Revolving Facility and the Bridge Facility hereunder to a group of banks, financial institutions and other institutional lenders and investors (together with the Initial Lenders, the “Lenders”) identified by the Lead Arrangers in consultation with you and reasonably acceptable to (a) in the case of the New Revolving Facility, the Revolving Facility Lead Arrangers and you and (b) in the case of the Bridge Facility, the Bridge Lead Arrangers and you (in each case, your consent not to be unreasonably withheld, delayed or conditioned), and you agree to provide the Initial Lenders with a period of 15 business days (as “business days” is defined in the Share Purchase Agreement) following the date of delivery of the Information Memorandum (as defined below) that includes the financial statements described in paragraph 6 in Exhibit D attached hereto in a form customarily delivered in connection with senior secured bank financings to syndicate the Facilities (provided such 15-business day period shall not include the period from and including December 22, 2010 to and including January 3, 2010); provided that (a) we agree not to syndicate our commitments to certain banks, financial institutions and other institutional lenders or to competitors of the Borrower, the Company and their respective subsidiaries that have in each case been specified to us by you in a list in writing as of November 30, 2010 (“Disqualified Lenders”) and (b) notwithstanding the Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto, (i) no assignment of commitments of any Initial Lender on or prior to the date of the consummation of the Transactions with the proceeds of the initial funding under the Facilities (and/or the Notes, to the extent issued in lieu of the Bridge Facility or a portion thereof) (the date of such funding, the “Closing Date”) shall reallocate, reduce or release such Initial Lender’s obligation to fund its entire commitment in the event any assignee of such Initial Lender shall fail to do so on the Closing Date and (ii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities (or upon the solicitation of, or receipt of consents or votes for the Amendment) and in no event shall the commencement or successful completion of syndication of the Facilities (or the effectiveness of the Amendment) constitute a condition to the availability of the Facilities on the Closing Date. The Lead Arrangers may commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to the Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). Until the earlier of (i) the date upon which a Successful Syndication (as defined in the Fee Letter) of the Facilities is achieved (or, with respect to the New Revolving Facility, the Amendment Approval shall have been obtained) and (ii) the 60th day following the Closing Date (such earlier date, the “Syndication Date”), you agree actively to assist the Lead Arrangers in completing a timely syndication that is reasonably satisfactory to us and you. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts (and the Amendment) benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Sponsor and to the extent practical and appropriate, the Company’s existing lending and investment banking relationships, (b) direct contact between senior management, appropriate representatives and appropriate advisors of you, on the one hand, and the proposed Lenders and rating agencies, on the other hand (and your using commercially reasonable efforts to ensure such contact between senior management of the Sponsor, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times mutually agreed upon, (c) your assistance (and your using commercially reasonable efforts to cause the Company and the Sponsor to assist) in the prompt preparation of the Information Materials and other customary offering and marketing materials to be used in connection with the syndication (and the Amendment), (d) using your commercially reasonable efforts to (i) procure, at your expense, prior to the launch of the general retail syndication of the Facilities (or launch of the Amendment), ratings for each of the Facilities and the Notes from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), and (ii) maintain your public corporate credit rating (including after giving effect to the Transactions) from each of S&P and Moody’s, (e) the hosting by your senior officers, with the Lead Arrangers, of a reasonable number of meetings of prospective Lenders (or, with respect to the Amendment, lenders under the Existing Credit Agreement holding Existing Revolving Credit Commitments) at times and locations to be mutually agreed upon (and your using commercially reasonable efforts to cause certain senior officers of the Sponsor to be available for such meetings and rehearsal therefor) and (f) your ensuring that there shall be no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of you, the Company or any of your or their respective subsidiaries being offered, placed or arranged (other than the Facilities, the Amendment, the Notes or any indebtedness of the Company and its subsidiaries permitted to be incurred pursuant to the Share Purchase Agreement) without the prior written consent of the Commitment Parties, if such issuance, offering, placement or arrangement would materially impair the primary retail syndication of the Facilities or the offering of the Notes. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, the obtaining of the ratings referenced above shall not constitute a condition to the commitments hereunder or the funding or availability of the Facilities on the Closing Date.

The Revolving Administrative Agent shall manage, in consultation with you, the Amendment approval process, and the Revolving Lead Arranger shall use commercially reasonable efforts to obtain the consent and affirmative vote for the Amendment from the lenders under the Existing Credit Agreement holding Existing Revolving Credit Commitments. The Lead Arrangers, in their capacities as such, will manage and control, in consultation with you, all aspects of any syndication of the Facilities, including decisions as to the selection of institutions reasonably acceptable to you (your consent not to be unreasonably withheld, delayed or conditioned) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights set forth in the second preceding paragraph and excluding Disqualified Lenders), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arrangers in their syndication efforts, you agree to promptly prepare and provide (and to use commercially reasonable efforts to cause the Company and the Sponsor to assist in preparing and providing) to us all customary information with respect to you, your subsidiaries, the Acquired Businesses and the Transactions, including all financial information and projections prepared by you

(including financial estimates, projections, forecasts and other forward-looking information, the “Projections”), as the Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Facilities and the Amendment. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation.

You hereby acknowledge that (a) the Commitment Parties will make available Information (as defined below), Projections and other offering and marketing material and presentations, including confidential information memoranda to be used in connection with the syndication of the Facilities and the Amendment (the “Information Memoranda”) (such Information, Projections, other offering and marketing material and the Information Memoranda, collectively, with the Term Sheets, the “Information Materials”) to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to you, the Company, your or its respective affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to your or the Company’s securities. If requested by the Lead Arrangers, you will assist us in preparing additional versions of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, Borrower shall, and shall use commercially reasonable efforts to cause the Company to, provide us with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, the Borrower shall, and shall use commercially reasonable efforts to cause the Company to, provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC” (it being understood that you shall not be under any obligation to mark Information Materials as “PUBLIC”).

You agree that the Lead Arrangers, on your behalf, may distribute the following documents to all prospective Lenders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders, such as lender meeting invitations, bank allocations and funding and closing memoranda, (b) term sheets and notifications of changes to the Facilities’ terms and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of definitive documents with respect to the Facilities. If you advise us in writing (including by email) that any of the foregoing items should be distributed only to Private Lenders, then the Commitment Parties will not distribute such materials to Public Lenders without further discussions with you.

4. Information.

You hereby represent and warrant that, (a) all written information and written data (such information and data, other than the Projections and other than information of a general economic or general industry nature, the “Information”) with respect to you, your subsidiaries, the Company and the Acquired Businesses, that has been or will be made available to any Commitment Party directly or indirectly by you, or by any of your representatives (including the Sponsor) on your behalf in connection with the transactions contemplated hereby (which information shall be to the best of your knowledge to the extent it relates to the Company and its subsidiaries and business), when taken as a whole, is or will be, when furnished, true and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections that have been or will be made available to any Commitment Party by you or by any of your representatives (including the Sponsor) on your behalf in connection with the transactions contemplated hereby have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations were being made, at such time, then you will (or, with respect to the Information relating to the Acquired Businesses, will use commercially reasonable efforts to) promptly supplement the Information and the Projections such that, such representations and warranties will be correct in all material respects under those circumstances (or in the case of Information with respect to the Acquired Businesses, such that, to the best of your knowledge, such representations and warranties will be correct in all material respects under those circumstances). In issuing their respective commitments and in arranging and syndicating the Facilities, you recognize and confirm that each of the Commitment Parties (i) will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and (ii) does not assume responsibility for the accuracy or completeness of the Information or the Projections.

5. Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Commitment Parties to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheets and in (i) the Second Amended and Restated Structuring Fee Letter between the Borrower and MLPF&S dated as of the date hereof and delivered herewith and (ii) the Second Amended and Restated Fee Letter dated the date hereof and delivered herewith with respect to the Facilities ((i) and (ii) collectively, the “Fee Letter”). Once paid, such fees shall not be refundable under any circumstances, except as otherwise agreed in writing by the parties hereto.

6. Conditions Precedent.

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, the commitments of the Initial Lenders hereunder to fund and make available the Facilities on the Closing Date (and to vote for the Amendment and purchase Existing Revolving Credit Commitments) and the agreements of the Commitment Parties to perform the services described herein are subject solely to the conditions set forth in the sections entitled “Conditions to Initial Borrowings” in Exhibit B and “Conditions to Borrowings” in Exhibit C hereto, as applicable, and the conditions set forth in Exhibit D hereto (such conditions collectively, the “Specified Conditions”), and other than the Specified Conditions, there are no other conditions (implied or otherwise) thereto. Upon satisfaction (or waiver) of the Specified Conditions, the initial funding of the Facilities shall occur and the Revolving Facility shall be fully available (except to the extent (i) with respect to the Bridge Facility, Notes are issued in lieu of the Bridge Facility or a portion thereof and (ii) with respect to the Revolving Facility, subject to the limitations on the amount loans made on the Closing Date set forth under the section entitled “Availability” in Exhibit B).

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to the Company and the Acquired Businesses the making or accuracy of which shall be a condition to the funding or availability of the Facilities on the Closing Date shall be (A) such of the representations made by the Company with respect to the Company and the Acquired Businesses in the Share Purchase Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Share Purchase Agreement as a result of a breach of such representations in the Share Purchase Agreement and (B) the Specified Representations (as defined below) made in the Facilities Documentation (clauses (A) and (B) collectively, the “Closing Date Representations”) and (ii) the terms of the Facilities Documentation and the Amendment shall be in a form such that they do not impair the funding or availability of the Facilities on the Closing Date if the applicable Specified Conditions are satisfied (it being understood that, to the extent any Guarantee, lien search or security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than (1) Guarantees by domestic subsidiaries of the Borrower (to the extent required by Exhibits B and C) that are guarantors under the Existing Credit Agreement and the Existing Secured Notes, (2) Uniform Commercial Code (“UCC”) lien searches and (3) the pledge and perfection of the security interests (x) in the equity securities of the Borrower and of any domestic subsidiaries of the Borrower (to the extent required by Exhibits B and C) that are guarantors under the Existing Credit Agreement and the Existing Secured Notes as of the date hereof, and (y) in other Collateral with respect to which a lien may be perfected solely by the filing of a financing statement under the UCC) after your use of commercially reasonable efforts to do so and without undue burden or expense, then the provision of such Guarantee, lien search and/or Collateral (or perfection of a security interest therein) shall not constitute a condition precedent to the funding or availability of the Facilities or Amendment on the Closing Date, but instead (I) in the case of any material wholly owned domestic subsidiaries of the Company, Guarantees (to the extent required by Exhibits B and C) and the pledge and perfection of the security interests in the equity securities of such material wholly owned domestic subsidiaries of the Company that are Guarantors, shall be required to be delivered substantially concurrently with the closing of the Transactions (or such longer period as may be reasonably agreed by the applicable Administrative Agent) and (II) otherwise shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent under the applicable Facilities and the Borrower acting reasonably (and in any event within 90 days after the Closing Date or such longer period as may be reasonably agreed by the applicable Administrative Agent). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Facilities Documentation (or the Amendment) relating to requisite power and authority, due authorization, execution, delivery and enforceability, in each case, related to, the entering into and performance of the Facilities Documentation (or the Amendment); organization and good standing of the Borrower, solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis; no conflicts of Facilities Documentation (or the Amendment) with organizational documents or the Existing Secured Notes Indenture, the indenture governing the Existing Unsecured Notes, and the indenture governing the Notes; Federal Reserve margin regulations; the Investment Company Act; PATRIOT Act; subject to the parenthetical in the immediately preceding sentence, creation, validity and perfection of security interests in the Collateral; and the status of the Facilities and the guarantees thereof as senior debt. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.

The definitive documentation for the Revolving Facility (the “Revolving Facility Documentation”) and the Bridge Facility (the “Bridge Facility Documentation”) shall (a) be consistent with the Term Sheet applicable to such Facility and contain only those conditions precedent, mandatory prepayments, representations, warranties, affirmative and negative covenants, financial covenants (if any) and events of default expressly set forth in the Term Sheet applicable to such Facility (subject only to the exercise of any “market flex” expressly provided in the Fee Letter), (b) except as explicitly set forth in the applicable Term Sheet or otherwise agreed by the Borrower, in the case of (i) the Revolving Facility, be no less favorable to the Borrower than the Existing Credit Agreement and the related Loan Documents (as defined in the Existing Credit Agreement, collectively, the “Existing Loan Documents”) and (ii) the Bridge Facility, no less favorable to the Borrower than the Senior Secured Notes Indenture, dated as of February 25, 2008 (as amended, modified or supplemented from time to time prior to the date hereof, the “Existing Secured Notes Indenture”), among the Borrower, the guarantors listed therein and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee, governing the Borrower’s 9.25% Senior Secured Notes due 2015 (the “Existing Secured Notes”), in each case, with such increases in baskets and thresholds and modifications to materiality, qualifications and other limitations and exceptions to reflect (i) the Transactions, (ii) the larger size and business, and increased operational requirements, of the Borrower and its subsidiaries after giving effect to the Transactions and (iii) the ability to refinance the Existing Secured Notes and the 12.75% Senior Notes due 2016 of the Borrower (the “Existing Unsecured Notes”) at or any time prior to maturity, and (c) be negotiated in good faith by the Borrower and the Lead Arrangers to finalize such documentation, in accordance with the Certain Funds Provisions, as promptly as practicable after the acceptance of this Commitment Letter. To the extent any of the Closing Date Representations are qualified by or subject to “material adverse effect”, the definition thereof shall be “Material Adverse Effect” as defined in the Share Purchase Agreement for purposes of any representations and warranties made or to be made on, or as of, the Closing Date (or a date prior thereto). This paragraph and the provisions herein are referred to as the “Documentation Principles”.

7. Indemnity.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the Facilities Documentation, you agree (a) to indemnify and hold harmless each Commitment Party, their respective affiliates and the respective officers, directors, employees, agents, advisors, other representatives and controlling persons of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with, this Commitment Letter (including the Term Sheets), the Fee Letter, the Transactions or any related transaction contemplated hereby, the Facilities or any use of the proceeds thereof or any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other third person, and to reimburse each such Indemnified Person on demand for any reasonable and documented or invoiced out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole and, if reasonably necessary, of a single separate local counsel in each appropriate jurisdiction (which may include a single separate special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest (as reasonably determined by the Indemnified Person affected by such conflict) where such Indemnified Party informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person) or other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees or controlling persons (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s controlled affiliates under this Commitment Letter, the Term Sheets, the Fee Letter or the Facilities Documentation or (iii) any Proceeding that does not involve an act or omission by you or any of your controlled affiliates (as determined by a court of competent jurisdiction in a final and non-appealable decision) and that is brought by an Indemnified Person against any other Indemnified Person; provided that the Revolving Administrative Agent and the Bridge Administrative Agent, each in its capacity as such under the applicable Facilities, shall remain indemnified in respect of such disputes to the extent otherwise entitled to be so indemnified, and (b) only if the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses (including but not limited to expenses of each Commitment Party’s due diligence expenses, syndication expenses, travel expenses and reasonable and documented fees, disbursements and other charges of one counsel to all the Commitment Parties identified in the Term Sheets and of a single local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) (and, in the case of an actual or perceived conflict of interest (as reasonably determined by the Indemnified Person affected by such conflict) where such Indemnified Party informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld, delayed or conditioned)), in each case incurred in connection with the Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”).

Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees or controlling persons (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of we, you, the Investors, the Company or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation.

You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 7.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person.

8. Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Company and your and their respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties or their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them or their affiliates of services for other persons, and none of the Commitment Parties or their affiliates will furnish any such information to other persons, except to the extent permitted below. You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, certain of the Commitment Parties may be full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, certain of the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Borrower, the Company and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Certain of the Commitment Parties or their affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Company or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof. With respect to such securities and/or financed instruments held by any Commitment Party, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holders of such rights in such Commitment Party’s sole discretion.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Company and you, and we and our affiliates have no obligation to disclose such interests to you by virtue of any fiduciary, advisory or agency relationship. You agree that the Commitment Parties will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you, the Company, your and their respective equity holders or your and their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and their affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you, the Company, your and their respective management, stockholders, creditors, affiliates or any other person, (iii) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Company on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate and you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter and the Fee Letter. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree on behalf of yourself and your subsidiaries that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transaction or the process leading thereto.

9. Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letter and the contents thereof or this Commitment Letter, the Term Sheets, the other exhibits and attachments hereto and the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto, to any person or entity without prior written approval of the Commitment Parties (such approval not to be unreasonably withheld, delayed or conditioned), except (a) to the Investors, and to your and any of the Investors’ officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders on a confidential and need-to-know basis, (b) if the Commitment Parties provide their prior written consent to such proposed disclosure, (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure) or (d) in enforcing your rights with respect to this Commitment Letter or the Fee Letter so long as such disclosure is made only on a confidential basis or pursuant to the procedures of any pending legal or administrative proceeding; provided that (i) you may disclose this Commitment Letter and the Fee Letter and the contents hereof to the Sellers, the Company, their respective subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders, on a confidential and need-to-know basis (provided that any disclosure of the Fee Letter or its terms or substance under this clause (i) shall be redacted in respect of the amounts, percentages and basis points of fees set forth in the paragraphs under the headings “Revolving Facility Fees”, “Bridge Facility Fees” and “market flex” provisions and the Securities Demand, unless in any case the Commitment Parties otherwise consent (which consent shall not be unreasonably withheld or delayed)), (ii) you may disclose the Commitment Letter and its contents (but not the Fee Letter) in any offering memoranda relating to the Notes, in any syndication or other marketing materials in connection with the Facilities or in connection with any public filing relating to the Transactions, (iii) you may disclose the Term Sheets and the contents thereof, to potential Lenders and to rating agencies in connection with obtaining ratings for the Borrower, the Facilities and the Notes, (iv) you may disclose the aggregate fee amounts contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities, the Amendment, and/or the Notes or in any public filing relating to the Transactions and (v) you may disclose the Fee Letter and the contents thereof on a confidential basis to your auditors after the Closing Date for customary accounting purposes, including accounting for deferred financing costs; provided, further, that the foregoing restrictions shall cease to apply in respect of the existence and contents of this Commitment Letter (but not in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you and the Share Purchase Agreement has been executed or the Commitment Letter has become publicly available other than by reason of your breach of this paragraph.

To the extent the use thereof is not otherwise subject to any confidentiality or non-disclosure agreement previously executed by the Commitment Parties, the Commitment Parties and their affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Offer and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Parties and their affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties agree, (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority) to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Parties or any of their affiliates or any related parties thereto in violation of this Commitment Letter or any other confidentiality obligations owing to you, the Company or any of your or their respective affiliates, (d) to the extent that such information is or has been received by the Commitment Parties from a third party that is not, to the Commitment Parties’ knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Company or any of your or their respective affiliates or related parties, (e) to the extent that such information is independently developed by the Commitment Parties, (f) to the Commitment Parties’ affiliates and to its and their respective employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions (including in connection with protecting or enforcing the Commitment Parties’ rights with respect to the Commitment Letter or the Fee Letter) and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (g) to potential or prospective Lenders, participants or assignees and to any direct or indirect, actual or prospective, contractual counterparty to any swap or derivative transaction relating to the Borrower or any of its subsidiaries, in each case who are instructed that they shall be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) to another Commitment Party, (i) if you provide your prior written consent to the proposed disclosure, or (j) for purposes of establishing a “due diligence” defense; provided that the disclosure of any such information to any Lenders, participants, assignees or counterparties or to prospective Lenders, participants, assignees or counterparties referred to above shall be made subject to the acknowledgment and acceptance by such persons that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information. The Commitment Parties’ and their affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Facilities Documentation upon the initial funding thereunder.

10. Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by you without the prior written consent of the Commitment Parties (such consent not to be unreasonably withheld, delayed or conditioned) and any attempted assignment without such consent shall be null and void. This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations set forth in Section 3 above, the Commitment Parties reserve the right to employ the services of their affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, the Commitment Parties hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart hereof. Each of the Lead Arrangers may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, in each case, after the Closing Date, in the form of “tombstone” or otherwise describing the names of the Borrower and the amount, type and closing date of the Transactions, all at the expense of such Lead Arranger. This Commitment Letter, together with the Fee Letter, (i) are the only agreements that have been entered into among the parties hereto with respect to the Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement to provide and fund the Facilities on the terms and conditions set forth herein, notwithstanding that the funding of the Facilities is subject to conditions precedent, including the good faith negotiation of the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York County court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other matter provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

The title and roles, indemnification, sharing of information, absence of fiduciary relationship, affiliate activities, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, syndication and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections) prior to the Syndication Date, (b) confidentiality of the Fee Letter and the contents thereof and (c) compensation), in each case to the extent applicable, shall automatically terminate and be superseded by the corresponding provisions of the Facilities Documentation, if any, upon the initial funding thereunder (or the effectiveness of the Amendment and full availability of the Revolving Facility), and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to the Facilities (or portion thereof) or the Amendment hereunder at any time subject to the provisions of the preceding sentence.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to Bank of America or its counsel, on behalf of the Commitment Parties, executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on December 15, 2010. The Initial Lenders’ respective commitments and the obligations of the Commitment Parties hereunder will expire at such time in the event that Bank of America or its counsel has not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter, we agree that our commitment and obligations will remain in full force and effect until the earliest of (i) the termination or abandonment of the Offer or the Share Purchase Agreement in accordance with its terms, (ii) Closing Date and (iii) 11:59 p.m., New York City time, on August 31, 2011 (such earliest time, the “Expiration Date”). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of each of the Commitment Parties hereunder and the agreement of the Commitment Parties to provide the services described herein shall automatically terminate (and without further action or notice and without further obligation to you) unless the Commitment Parties shall, in their discretion, agree to an extension in writing.

[Remainder of this page intentionally left blank]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

[Signature Pages Follow]

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Garrett P. Carpenter
Name: Garrett P. Carpenter Title: Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Garrett P. Carpenter
Name: Garrett P. Carpenter Title: Director

[SIGNATURE PAGE TO COMMITMENT LETTER]

ROYAL BANK OF CANADA

By:	/s/ William J. Caggiano
Name: William J. Caggiano Title: Authorized Signatory

[SIGNATURE PAGE TO COMMITMENT LETTER]

BARCLAYS BANK PLC

By:	/s/ John Skrobe
Name: John Skrobe Title: Managing Director

[SIGNATURE PAGE TO COMMITMENT LETTER]

HSBC BANK USA, N.A.

By:	/s/ Richard Jackson
Name: Richard Jackson Title: M.D. Head of LAF

HSBC SECURITIES (USA) INC.

By:	/s/ Richard Jackson
Name: Richard Jackson Title: M.D. Head of LAF

[SIGNATURE PAGE TO COMMITMENT LETTER]

Accepted and agreed to as of the date first above written:

AXCAN INTERMEDIATE HOLDINGS INC.

By	/s/ Steve Gannon
Name: Steve Gannon Title: Sr VP and CFO

EXHIBIT A

Project Fort

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

In connection with the foregoing, it is intended that:

(a)	The Borrower will directly or indirectly establish Axcan Pharma Holding BV (“Newco”), a newly formed company organized under the laws of the Netherlands, that will be a wholly owned direct or indirect subsidiary of Borrower.

(b)	Pursuant to the Share Purchase Agreement, dated as of November 30, 2010 (together with the disclosure schedules thereto, the “Share Purchase Agreement”), between Newco, Axcan Holdings Inc. and the Company, Newco will make a tender offer (as may be amended as provided in the Share Purchase Agreement in accordance with the provisions of paragraph 2 of Exhibit D hereof, the “Offer”) to purchase all outstanding ordinary shares of the Company (which may be subject to a minimum condition for the tender and purchase of at least 80% of the outstanding ordinary shares of the Company, which percentage may be reduced by Newco, but shall be greater than 50%) at the price per share specified in the Offer ( the “Per Share Offer Price”). The amount necessary to purchase all outstanding ordinary shares of the Company pursuant to the Offer assuming 100% of all eligible shares are tendered at Per Share Offer Price shall be referred to as the “Maximum Tender Payment”.

(c)	Upon the purchase of shares tendered pursuant to the Offer, the Company will become a subsidiary of the Borrower, and Newco (or the Borrower or one or more direct or indirect subsidiaries of the Borrower) shall acquire (the “Acquisition”) all of the capital stock of substantially all of the Company’s U.S. subsidiaries (the “U.S. Business”) and international subsidiaries (the “International Business”, and together with the U.S. Business, the “Acquired Businesses”) for consideration comprising a note (the “Seller Note”) in an amount equal to the number of all ordinary shares of the Company outstanding at the time of the Offer multiplied by the Per Share Offer Price. As a result of the Acquisition, the Company shall hold no material assets other than the Seller Note

(d)	Upon the consummation of the Acquisition, the U.S. Business shall be sold, distributed or otherwise transferred (the “Spin Out”) to the Borrower or a Guarantor (or a subsidiary of the Borrower that will become a Guarantor substantially concurrently therewith).

(e)	The Borrower will seek to amend (or amend and restate) the Credit Agreement dated as of February 25, 2008 between Borrower, Bank of America, N.A. as Administrative Agent and the other parties thereto (as amended, modified and supplemented, the “Existing Credit Agreement”) to amend the terms (the “Amendment”) of the Revolving Credit Facility (as defined in the Existing Credit Agreement, and as used herein, the “Existing Revolving Credit Facility”) as described in Exhibit B, including, without limitation, to extend the maturity of at least $99.0 million in aggregate Revolving Credit Commitments (as defined in the Existing Credit Agreement, and as used herein, the “Existing Revolving Credit Commitments”) under the Existing Credit Agreement.

(f)

If the Required Lenders (as defined in the Existing Credit Agreement) have not consented to the Amendment and/or lenders holding at least $99.0 million in aggregate Existing Revolving Credit Commitments have not consented to extend the extend the maturity of their Existing Revolving

Credit Commitments as described in Exhibit B (an “Amendment Failure”), the Borrower shall obtain the New Revolving Facility in an aggregate amount of at least $99.0 million as described in Exhibit B. “Revolving Facility” refers to (i) if the Required Lenders (as defined in the Existing Credit Agreement) have consented to the Amendment and lenders holding at least $99.0 million in aggregate Existing Revolving Credit Commitments have consented to extend the extend the maturity of their Existing Revolving Credit Commitments as described in Exhibit B (an “Amendment Approval”), the Amended Revolving Facility, and (ii) if there shall have been an Amendment Failure, the New Revolving Facility.

(g)	The Borrower (or a newly created special purpose subsidiary of the Borrower) will (i) issue and sell senior secured notes (the “Notes”) in a Rule 144A or other private placement on or prior to the Closing Date yielding up to $445.0 million (or, if less, the maximum amount of indebtedness permitted to be secured under Section 4.12(C) of the Existing Secured Notes Indenture) in gross cash proceeds and/or (ii) if and to the extent that less than the amount set forth in clause (i) in Notes are issued on or prior to the Closing Date, borrow up to $445.0 million (or, if less, the maximum amount of indebtedness permitted to be secured under Section 4.12(C) of the Existing Secured Notes Indenture) of senior secured increasing rate bridge term loans (the “Bridge Loans”) under a senior secured credit facility described in Exhibit C to the Commitment Letter (the “Bridge Facility” and, together with the applicable Revolving Facility, the “Facilities” and the Facilities and/or the Notes, collectively, the “Financings”). If a newly created special purpose subsidiary of the Borrower issues and sells Notes, or borrows Bridge Loans, prior to the Closing Date, the Borrower shall assume the obligations of such subsidiary (through merger or assignment and assumption) substantially concurrently with the consummation of the Offer and the Acquisition.

(h)	The Term Loans (as defined in the Existing Credit Agreement) will be repaid in connection with the consummation of the Initial Transactions (immediately prior to giving effect to the Amendment, if applicable) and all long-term funded indebtedness of the Company’s domestic subsidiaries shall be repaid and terminated (the “Refinancing”).

(i)	TPG Capital, L.P. and its affiliates (collectively, the “Sponsor”) and together with certain other investors arranged by and/or designated by the Sponsor (collectively with the Sponsor, the “Investors”) will directly or indirectly make cash equity contributions (the “Equity Contribution”) to the Borrower (with all contributions directly to the Borrower to be in the form of either common equity or other equity on terms reasonably acceptable to the Lead Arrangers) in an aggregate amount not less than 22.5% of the Maximum Tender Payment.

(j)	Fees and expenses incurred in connection with the Transactions (the “Transaction Costs”) will be paid.

(k)

Following consummation of the Initial Transactions, (i) the shareholders of the Company who have not tendered their shares in the Offer will be given the opportunity to tender their shares (the “Post-Closing Offer”) at the Per Share Offer Price for a period of ten business days, (ii) Newco shall promptly settle any shares at the Per Share Offer Price for each share tendered in the Post-Closing Offer as they are tendered (the aggregate amount of such payments, the “Additional Tender Consideration”), and (iii) (A) the shareholders of the Company (other than the Borrower, Newco or any other subsidiaries of the Borrower) shall be entitled to receive cash from the Company in an amount equal to the number of shares of the Company that remain outstanding (i.e., that were not tendered and purchased by Newco pursuant to the Offer and the Post-Closing Offer) multiplied by Per Share Offer Price (the “Cash Liquidation Amount”), and (B) the Borrower, Newco or any other subsidiaries of the Borrower owning any shares of the Company shall be entitled to receive the remaining balance of the Seller Note at such time; provided, that pending such payment described in this subclause (iii)(B), after expiration of the Post-Closing Offer and all shares tendered in the Post-Closing Offer have been settled, Newco (or, if not Newco, the applicable buyer of the U.S. Business or any other affiliate of Borrower) shall partially repay the Seller Note in an amount equal to the Cash Liquidation Amount and the Company shall use the proceeds of such repayment to make an interim liquidation payment to those shareholders of the Company which are entitled to the Cash Liquidation Amount (to be applied to the Cash Liquidation Amount such shareholders are entitled to receive).

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions” and the Transactions (excluding the transactions described clause (k) above) are collectively referred to herein as the “Initial Transactions”.

EXHIBIT D

Project Fort

Summary of Additional Conditions4

The initial borrowings under the Facilities shall be subject to the following conditions (which shall be subject to the Certain Funds Provisions):

1. Except as set forth in the Disclosure Schedules to the Share Purchase Agreement (read together with the Share Purchase Agreement) or in any public filings with the SEC since January 1, 2008 (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer and any other forward-looking statements of risk that do not contain a reasonable level of detail about the risks of which the statements warn), and prior to the date of the Commitment Letter, since December 31, 2009, there has not been any Material Adverse Effect (as defined in, and interpreted in accordance with, the Share Purchase Agreement).

2. The Offer shall have been consummated, or substantially concurrently with the initial borrowing under the Facilities, shall be consummated, in accordance with the terms of the Share Purchase Agreement without giving effect to any modifications, amendments, consents or waivers by you thereto that are materially adverse to the Initial Lenders, in their capacities as such, without the prior consent of all of the Initial Lenders, such consent not to be unreasonably withheld, delayed or conditioned; it being understood that (a) any modification or amendment to the definition of “Minimum Condition” in the Share Purchase Agreement or any consent or waiver of the satisfaction of the Minimum Condition as a condition to the consummation of the Offer shall be permitted, and shall not be deemed to be materially adverse, only so long as at least 50.1% of the shares of the Company have been tendered pursuant to the Offer, (b) any modification or amendment to the definition of “Material Adverse Effect” or Section 4.05(a)(ii) in the Share Purchase Agreement shall be deemed to be materially adverse to the Lenders, (c) any reduction in the price per share payable in the Offer as provided in the Share Purchase Agreement resulting in a reduction of the Maximum Tender Payment in excess of $50.0 million shall be deemed to be materially adverse to the Lenders unless such payment reduction is applied as follows: (i) no more than 22.5% of such payment reduction to reduce the Equity Contribution and (ii) no less than 77.5% of such payment reduction to reduce the Bridge Facility and (d) any modification, amendment, consent or waiver which impairs the ability to consummate the Acquisition or the Spin Out will be deemed to be materially adverse to the Initial Lenders.

3. The Equity Contribution shall have been consummated or shall be consummated substantially concurrently with the initial borrowing under any of the Facilities, in at least the amount set forth in Exhibit A to the Commitment Letter.

4. Substantially concurrently with the initial borrowing under any of the Facilities, the Refinancing, the Acquisition and the Spin Out shall be consummated.

5. The Lead Arrangers shall have received (a) audited consolidated balance sheets of each of the Borrower and the Company and related statements of income, changes in equity and cash flows of the Borrower and the Company for the three most recently completed fiscal years of the Borrower or the Company, as applicable, ended at least 90 days before the Closing Date, and (b) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of each of the

[4]

Capitalized terms used in this Exhibit D shall have the meanings set forth in the other Exhibits attached to the Commitment Letter to which this Exhibit D is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit D shall be determined by reference to the context in which it is used.

D-1

Borrower and the Company for each subsequent fiscal quarter of the Borrower or the Company, as applicable, ended at least 45 days before the Closing Date (in the case of clause (b), without footnotes). The Lead Arrangers hereby acknowledge receipt of the financial statements in the foregoing clauses (a) and (b) to the extent publicly filed with the SEC prior to the date of the Commitment Letter.

6. The Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing (or 90 days prior to the Closing if such four-fiscal quarter period is the end of the fiscal year), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements) (such pro forma financial statement shall be based on such periods, and pursuant to such methodologies, as reasonably agreed by the Borrower and the Lead Arrangers taking into account that the fiscal year of the Borrower ends on September 30 of each calendar year and the fiscal year of the Company ends on December 31 of each calendar year (the “Fiscal Alignment”)).

7. With respect to the Revolving Facility, all documents and instruments required to create and perfect the Revolving Administrative Agent’s security interest in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing, in each case, to the extent required by the Certain Funds Provisions.

8. With respect to the Bridge Facility, all documents and instruments required to create and perfect the Bridge Administrative Agent’s security interest in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing, in each case, to the extent required by the Certain Funds Provisions.

9. Each of the Revolving Administrative Agent, the Bridge Administrative Agent and each Initial Lender shall have received on or prior to the Closing Date, all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing at least 10 days prior to the Closing Date by the applicable Administrative Agent or such Initial Lender that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

10. With respect to the Bridge Facility, one or more investment banks that shall have been engaged to act as initial purchasers and privately place the Notes (collectively, the “Investment Bank”), shall have been provided with (i) a customary offering memorandum containing all customary information for use in a customary “high yield road show” relating to the Notes (subject to customary exceptions) and in customary form for offering memoranda used in Rule 144A offerings by affiliates of the Sponsor, including financial statements, pro forma financial statements and other financial data of the type and form customarily included in offering memoranda (other than consolidating and other financial statements and data with respect to guarantor and non-guarantor subsidiaries), and all other data that would be necessary for the Investment Bank to receive customary (for high yield debt securities) “comfort” from independent accountants in connection with the offering of the Notes (including financial statements of the Borrower and the Company as are sufficient to permit a registration statement on Form S-1 filed by the Borrower and the Company (assuming that neither the Borrower nor the Company is a reporting company) to declared effective), and (ii) drafts of customary comfort letters by auditors of the Borrower and the Company which such auditors are prepared to issue upon completion of customary procedures, each in form and substance consistent with those prepared or provided in connection with the Existing Senior Secured Notes (or otherwise customary for high yield debt securities offerings with affiliates of the Sponsor); provided that notwithstanding the foregoing, (A) the condition in clause (i) shall be deemed satisfied if such offering memorandum excludes sections that would customarily be

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provided by the Investment Bank or its counsel, but is otherwise complete and (B) pro forma financial statements and financial data shall be based on such periods, and pursuant to such methodologies, as reasonably agreed by the Borrower and the Lead Arrangers to take into account the Fiscal Alignment so long as such pro forma financial statements are reasonably sufficient to enable auditors to issue the customary comfort letters described in clause (ii). The Investment Bank shall have been afforded a period of at least 15 consecutive business days following the date of delivery of such offering memorandum to seek to place the Notes with qualified purchasers thereof; provided that such 15-business day period shall not include the period from and including December 22, 2010 to and including January 3, 2010.

11. The execution and delivery by the Borrower and the Guarantors to the extent required by the Certain Funds Provisions of (i) the Revolving Facility Documentation and, if applicable, the Bridge Facility Documentation, which shall, in each case, be consistent with the Documentation Principles, (ii) customary legal opinions, customary evidence of authorization, and customary officer’s certificates, (iii) good standing certificates (to the extent applicable) in the respective jurisdictions of organization of the Borrower and Guarantors that are material subsidiaries, and (iv) a solvency certificate of the Borrower’s chief financial officer (certifying that, after giving effect to the Transactions, the Borrower and its subsidiaries on a consolidated basis are solvent, in substantially the form delivered in connection with the Existing Credit Agreement).

12. All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date, shall, upon the initial borrowing under the Facilities, have been paid (which amounts may be offset against the proceeds of the Facilities).

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